EXHIBIT 99.2

Clearfield Elects Kate Kelly and Ademir Sarcevic to the Board of Directors

MINNEAPOLIS, Nov. 06, 2024 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the leader in community broadband fiber connectivity, today announced the election of Kate Kelly and Ademir Sarcevic to its Board of Directors, effective December 11, 2024.

Kate Kelly
Kate Kelly brings over three decades of experience in the banking industry, having held leadership roles at some of the largest financial institutions in the U.S., including U.S. Bank and PNC. Most recently, as Regional President and Executive Vice President at PNC, she successfully launched and grew PNC’s first expansion market, achieving 24% average annual revenue growth. Prior to PNC, Ms. Kelly was the founding President and CEO of Minnesota Bank & Trust, where she drove 30% annual revenue growth and built the bank’s reputation for high credit quality and customer relationships. She also led Bremer Financial’s Wealth Management division, where she transformed operations and achieved consistent 15% annual growth. Ms. Kelly holds an MBA with a concentration in finance from the University of Minnesota Carlson School of Management and a Bachelor of Arts in Economics and Humanities from St. Catherine University. She is an active board member and a recognized leader in her community, with accolades such as AmeriCorps’ Outstanding Commissioner award and Twin Cities Business’ Hall of Fame award.

Ms. Kelly will serve on the Company’s Audit Committee and its Nominating and Corporate Governance Committee.

Ademir Sarcevic
Ademir Sarcevic brings over two decades of experience driving financial transformation and business growth across a variety of industries. He has a proven track record of improving financial performance, enhancing operational efficiency, and executing strategic M&A initiatives. Mr. Sarcevic currently serves as Vice President, Chief Financial Officer, and Treasurer at Standex International, a leading global industrials company. Under his leadership, Standex has more than doubled its market capitalization and stock price while achieving record operating margins and cash flow. Prior to joining Standex, Mr. Sarcevic held leadership roles at Pentair, where he played a key role in the company’s spin-out and M&A activities, and at Eisai Inc., where he managed financial restructuring efforts. Mr. Sarcevic holds a Master of International Management from Thunderbird School of Global Management and a Bachelor of Science in Finance and International Business from the University of Bridgeport.

Mr. Sarcevic will serve on the Company’s Audit Committee and its Compensation Committee.

“We are pleased to welcome Kate and Ademir to Clearfield’s Board of Directors,” said Ronald G. Roth, Clearfield’s Chairman of the Board. “Both Kate and Ademir are business and financial experts whose unique competencies and perspectives will further strengthen our board, ensuring that our shareholders benefit from a well-rounded and forward-thinking leadership team.”

About Clearfield, Inc.

Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center, and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Investor Relations Contact:
Greg McNiff
The Blueshirt Group
773-485-7191
clearfield@blueshirtgroup.com